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                                                                    Exhibit 99.1




EAGLETECH COMMUNICATIONS INC. ANNOUNCES $2.1 MILLION PRIVATE PLACEMENT; COMPANY COMPLETES FIRST ROUND OF FINANCING

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 19, 2000--Eagletech Communications, Inc. (OTCBB:EATC), a telecommunications solutions provider, announced today that it has completed a $2.1 million private placement of convertible preferred shares. The investor group was represented by Trinity Technology Management Inc. and The Paradigm Group. The proceeds will be used for the purchase of equipment, marketing and working capital according to Robert J.Dobbs, Jr., Chief Executive Officer of Eagletech Communications, Inc.

"The capital raised through this initial private placement will help us execute our business plan as we embark on the aggressive roll-out of our revolutionary patent approved EagleOne personal communications system," said Dobbs. "This funding enables the company to roll-out its proprietary service in a minimum of ten targeted markets located in the Southeastern United States. We feel that there is a huge need in the marketplace for our virtual receptionist communications platform that offers a suite of services, unbeatable quality and a low flat monthly price of $24.95."

Sheldon Drobny, Chairman of The Paradigm Group, said, "The Paradigm Group is pleased to have been awarded an investment allocation in such a fine up-and-coming company. We are also anxious to assist Eagletech Communications in launching its marketing campaign, identifying several potential strategic alliances."

The funds are in escrow account pending state approval which is expected within 24 hours, of the newly authorized preferred securities.

About Eagletech Communications Inc.:

Eagletech Communications Inc. (www.eagletech1.com), based in Ft. Lauderdale, FL, is a leader in raising the standard and lowering the cost of business telecommunications. Eagletech provides a local access, One-Number Follow Me service called EagleOne which unites a mobile professional's phone numbers - home, cellular, pager and fax - under a single number which follows the professional. EagleOne is offered for a flat monthly rate of $24.95 with unlimited phone calls.

Eagletech was founded in 1996 by a team of Computer Telephony developers, Telecommunications Industry product developers, and entrepreneurs with real world experience in the challenges presented by service organizations, sales organizations, and mobile professionals.

This press release contains forward-looking statements. The words "estimate", "possible" and "seeking" and similar expressions identify forward-looking statements, which speak only as to the date of the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently



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subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

    CONTACT:  Noble House of Boston, Casselberrry, Fla.
              Media Inquiries:
              David Donlin, 888/217-2553 ext. 223, DaveD@noblepr.com or
              Other Inquiries:
              Rob Karbowsky, 888/217-2553 ext. 225, RobK@noblepr.com